Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form N-2 of our report dated January 26, 2026, relating to the financial statement of Megacorn Fund, as of January 7, 2026, and to the references to our firm under the heading “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2026